PROSPECTUS SUPPLEMENT                           FILED PURSUANT TO RULE 424(B)(3)
TO PROSPECTUS DATED MAY 20, 1997                REGISTRATION NO. 333-27483


                                   SICOR INC.
                          (FORMERLY GENSIA SICOR INC.)

                        5,528,160 SHARES OF COMMON STOCK


     This Prospectus Supplement relates to the resale of 3,685,440 shares of our common stock, held by the people and entities named in this Prospectus, the selling stockholders, and the resale of up to an additional 1,842,720 shares of common stock issuable upon the exercise of warrants held by the selling stockholders.

           THIS PROSPECTUS COVERS ONLY DISPOSITIONS OF SHARES NOT THE ISSUANCE OR TRANSFER OF THE WARRANTS THEMSELVES. THE WARRANTS WILL NOT BE
  LISTED ON ANY SECURITIES EXCHANGE OR QUOTED IN ANY OVER-THE-COUNTER MARKET.

     Our common stock is traded on the Nasdaq National Market under the symbol "SCRI." On March 7, 2000 the last reported sale price of our common stock on the Nasdaq National Market was $10.50 per share.

     Although we will receive up to approximately $7.7 million if the warrants are issued and exercised in full, we will not receive any proceeds from the resale of the Shares, and are bearing the costs relating to this registration of such Shares. See "Selling Stockholders and Plan of Distribution."

       This Prospectus Supplement should be read in conjunction with the Prospectus dated May 20, 1997, which is to be delivered with this
   Prospectus Supplement. All capitalized terms used but not defined in this Prospectus Supplement shall have the meanings given them in the Prospectus.

       The information in the table appearing under the heading "Selling Securityholders" in the Prospectus is superseded in part by the information appearing in the table below:

                                                                                         % of Common
                                                                                         Stock To Be
                                          Shares of        Shares                      Held After Sale
                                        Common Stock     Potentially       Other        Assuming Full
                                      Held as a Result  Issuable Upon      Shares       Issuance and
                                       of the Private    Exercise of     of Common       Exercise of
Selling Stockholder                       Placement     the Warrants   Stock Owned(1)   the Warrants
-----------------------               ----------------  -------------  --------------  ---------------
Susquehanna Capital Group..........          0             12,500            0                *

                              --------------------

(1) Includes shares of common stock owned by the selling stockholder which are not covered by this Prospectus.

FOR A DISCUSSION OF FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SECURITIES OFFERED HEREBY, SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THE PROSPECTUS.

                              --------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              --------------------

        The date of this Prospectus Supplement is March 8, 2000.